UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2013

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida	34108-2710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b) On September 12, 2013, Health Management Associates, Inc. (the “Company”) and Kelly E. Curry, Executive Vice President and Chief Financial Officer of the Company, agreed that Mr. Curry’s employment with the Company would cease, effective as of September 13, 2013. On September 11, 2013, Mr. Kerrin E. Gillespie resigned as Senior Vice President – Finance, effective September 13, 2013. The Company intends to enter into a separation agreement with each of Messrs. Curry and Gillespie.

(c) Gary S. Bryant was appointed as Senior Vice President and Interim Chief Financial Officer, effective September 16, 2013. Mr. Bryant, 43, has served as the Senior Vice President and Controller since April 1, 2013. Since February 16, 2010, Mr. Bryant has served as the Company’s Principal Accounting Officer, Vice President and Controller. Mr. Bryant joined the Company in 2006 as its Corporate Controller. From August 2004 until joining the Company, Mr. Bryant was Vice President-Controller at MedCath Corporation, previously a publicly-traded company that owns and operates specialty acute care hospitals. Prior to August 2004, Mr. Bryant, who is a Certified Public Accountant, held a number of management positions in both publicly-traded and privately-held companies. He began his career in public accounting, including a period of time with PricewaterhouseCoopers LLP.

(e) In connection with his appointment as Interim Chief Financial Officer, Mr. Bryant’s base salary was increased to $450,000 and he will receive other health, retirement and personal benefits customarily provided to the Company’s named executive officers (other than participation in the Company’s Supplemental Executive Retirement Plan). Mr. Bryant continues to be eligible to participate in the Company’s annual incentive and long-term incentive compensation programs. Mr. Bryant is currently a participant in the Company’s Executive Change in Control Retention Bonus and Severance Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Management Associates, Inc.

By:	/s/ Steven E. Clifton
Name: Steven E. Clifton
Title: Senior Vice President and General Counsel

Date: September 17, 2013